EXHIBIT 14.1

CAP ROCK ENERGY CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

A fundamental goal at Cap Rock Energy Corporation and its subsidiaries (“CRE” or the “Company”) is to implement our core values in a manner that leads to improved quality of life and the long-term success of the Company and its stakeholders (“Corporate Sustainability”).  Our core values of Social Responsibility, Economic Progress, and Environmental Improvement are bound within the framework of ethical business practices.

We strive to provide electrical distribution services at the lowest cost possible to our customers.  We also strive to provide excellent service to our customers.  Adherence to the standards contained in this Code will help to ensure decisions that reflect care for all of our stakeholders.  This Code of Business Conduct and Ethics (the “Code”) is intended as an overview of the Company’s guiding principles and not as a restatement of Company policies and procedures.

This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.  Because our business depends upon the reputation of the Company and its directors, officers and employees for integrity and principled business conduct, in many instances this Code goes beyond the requirements of the law.

Employees should refer to the confidential and proprietary policies contained in the Company’s Policy Manual (hereinafter, the “Policy Manual”), for a description of the policies and required reporting procedures applicable to them.  This Code is a statement of goals and expectations for individual and business conduct.  It is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.

It is the obligation of each and every director, officer and employee of CRE to become familiar with the goals and policies of the Company and integrate them into every aspect of our business.  Our ethics are ultimately determined by all of us as we do our daily jobs.  Our standard has been, and will continue to be, that of the highest ethical conduct.

CONFLICTS OF INTEREST

Directors, officers and employees of CRE must act honestly and ethically and have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest between personal and professional relationships.  A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his other work objectively and effectively.  Conflicts of interest also may arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  It is therefore CRE’s policy to prohibit the extension or maintenance of credit, either directly or indirectly, or arrange for the extension of credit or renewing an extension of credit in the form of a personal loan to or for any director or executive officer (or person performing similar functions) of CRE; provided however, extensions of credit maintained by CRE prior to July 30, 2002 shall not be so prohibited and the Board of Directors may provide for other limited exceptions to this prohibition in accordance with the Sarbanes-Oxley Act of 2002.  If such a situation arises, employees must immediately report the circumstances to the Legal Department at 1-800-590-7737.  The Chief Executive Officer and members of the Board of Directors must report any such circumstances to the Corporate Governance Committee.

CORPORATE OPPORTUNITIES

No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company.  Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

USE OF INSIDE INFORMATION

It is the Company’s goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations.  No director, officer or employee may buy or sell securities of CRE at a time when in possession of “material non-public information.”  (There is however, an exception for trades made pursuant to certain pre-existing trading plans established in compliance with applicable law.)  Passing such information to someone who may buy or sell securities is also prohibited.  The prohibition on insider trading applies to CRE’s securities and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for CRE.  This prohibition also extends to certain non-employees who may learn about the “material non-public information” about the Company such as spouses, relatives, and close friends of directors, officers or employees.  Insider trading is both unethical and illegal and will be dealt with firmly.  See the CRE Insider Trading Policy and Inside Information for a more detailed description of the Company’s policy prohibiting insider trading and for specific employee reporting procedures.

CORPORATE COMMUNICATIONS

The Company is committed, consistent with legal and regulatory requirements, to maintaining an active and open dialogue with its securityholders and potential investors.  No persons other than Authorized Spokespersons are authorized to speak on behalf of the Company to securities analysts, broker-dealers, securityholders and certain other types of persons.

FAIR DEALING

Each director, officer and employee shall endeavor to deal fairly and in good faith with CRE customers, shareholders, employees, suppliers, regulators, business partners, competitors and others.  No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

CONDUCT INVOLVING INTER-AFFILIATE MATTERS

CRE’s directors, officers and employees will comply with all laws, rules, regulations and tariffs pertaining to conduct involving inter-affiliate and inter-business unit matters.  CRE is subject to state and federal codes of conduct designed to ensure that CRE does not subsidize or otherwise grant an undue preference or advantage to its affiliate companies or non-regulated marketing functions.  All Company directors, officers and employees are required to know of these restrictions and ensure that their actions are in compliance with these safeguards against affiliate abuse.  To obtain further information and specific employee reporting procedures, please contact the Human Resource Manager at (432)684-0339.

CONFIDENTIALITY

All directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to CRE’s business.  Such information must not be disclosed to others, except when disclosure is authorized by CRE or legally mandated.  Confidential information includes all non-public information that might be of use to competitors or harmful to CRE, or its customers, if disclosed.

PROTECTION AND USE OF COMPANY ASSETS

Company assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to the Company.  Safeguarding Company assets and ensuring their efficient use is the responsibility of all directors, officers and employees.  All Company assets should be used for legitimate business purposes.  The personal use of Company assets without permission is prohibited.

ENVIRONMENTAL LEADERSHIP

CRE’s commitment to the communities we serve demands no less than superior environmental stewardship.  CRE and its subsidiaries will be concerned with protecting the environment.  We will meet or exceed all applicable regulatory requirements.  We will conduct our business with respect for the environment, while providing our customers with reliable, and efficient energy services.

ACCOUNTING PRACTICES

It is the policy of CRE to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations.  All books and records of CRE shall be kept in such a way as to fully and fairly reflect all Company transactions.  Furthermore, the senior financial officers of CRE, including the principal financial officer and comptroller, or persons performing similar functions, shall prepare full, fair, accurate, timely and understandable disclosure in reports and documents that CRE’s files with, or submits to, the SEC and in CRE’s other public communications.

RECORDS RETENTION

Directors, officers and employees are expected to become familiar with the Company’s policies regarding records retention applicable to them and to strictly adhere to those procedures as outlined in the policies.

COMPLIANCE WITH LAWS, RULES, REGULATIONS

CRE takes a proactive stance on compliance with all applicable laws, rules, and regulations, including, as mentioned above, insider trading laws.  In addition, CRE requires that its officers and employees comply with the following workplace policies and applicable laws and regulations:

Antitrust Laws

The antitrust laws are a collection of federal and state laws the purpose of which is to protect and promote competition.  Certain types of anticompetitive conduct are always prohibited, such as bid-rigging and agreements among competitors to allocate customers, otherwise divide markets or to fix prices or terms of sale.  Other types of conduct will constitute a violation.  If the conduct harms competition more than it enhances competition.  The Legal Department should always be consulted prior to committing the Company to any activity about which there may be questions as to the competitive impact.

Equal Employment Opportunity

CRE’s people are a key source of our competitive edge.  The Company strongly supports and recognizes its responsibility to provide equal employment opportunities to all qualified individuals.  The Company places a high value on diversity.  The Company strongly believes that all people are unique and valuable and should be respected for their individual abilities.

In support of these beliefs the Company has established a corporate policy regarding discrimination or harassment on the basis of race, gender, age, color, religion, disability status, Veteran status, sexual orientation, marital status, or ethnic, national or Appalachian regional origin, or any other characteristic protected by law.  The policy applies to all personnel relationships including, but not limited to:  promotions, transfers, training, job assignments, job stations, hours of work, rates of pay, working conditions, terminations, and all terms and conditions of employment.

All officers and employees are expected to adhere to the laws, regulations and Company policies relating to equal opportunity, affirmative action and non-discrimination.

Harassment Free Workplace

CRE maintains a strict Harassment Free Workplace policy.  The Company requires that all officers and employees treat other, customers, and all other persons encountered in the course of business with respect.  To review the applicable policies and for specific employee reporting procedures, employees should refer to the Company’s policy regarding Harassment Free Workplace in the Policy Manual.

Threats & Violence

CRE strives to maintain a work environment that is free from intimidation, threats or violent acts.  Violations of CRE’s policy should be immediately reported.  To review the applicable policies and for specific employee reporting procedures, employees should refer to the Company’s policy regarding Threats and Violence in the Workplace in the Policy Manual.

Drug & Alcohol Use

CRE wants to establish and maintain a work environment that is free from the effects of alcohol and drug abuse.  The Company maintains a strict Alcohol and Drug Use policy.  To review the applicable policies regarding alcohol and drug use and for specific employee testing and reporting procedures, employees should refer to the Company’s Policy Manual.

CITIZENSHIP

Civic and Political Participation

CRE is an active participant in the democratic process at the national, state and local levels, within the parameters of the law.  CRE also encourages all employees to participate in our political system by voting, speaking out on public issues, and becoming active in civic and political activities.  It is important, however, that directors, officers and employees clearly distinguish their personal views from those of the

Company, unless specifically authorized by the Company to speak on the Company’s behalf.

Political Contribution

Laws of certain jurisdictions (including the U.S. federal government) govern CRE’s actions in contributing, directly or indirectly, to any candidate for public office, political parties, or other political organizations.  However, directors, officers and employees are free to contribute to candidates or otherwise partake in the political process in their individual capacity.  In fact, the Company highly encourages its directors, officers and employees to take part in the political process, but employees may not be given time off with pay for political activity and may not use Company funds or assets for contributions of any kind to a political party or candidate for elected public office.

Lobbying

CRE recognizes the right of any director, officer and employee, as a citizen, to communicate with his or her elected public officials and the Company encourages directors, officers and employees to do so.  However, if requested to make such contact on behalf of the Company, such persons must be cognizant of state and/or federal laws regarding lobbying activities and strictly follow the applicable guidelines and reporting requirements.

Contact with Courts and State and Federal Agencies

All employees must avoid discussing with decision-makers any matters pending before courts or agencies affecting the Company unless the employee is part of the Company’s legal counsel or authorized by the Company to do so.

Charitable Activities

CRE is committed to maintaining good will and to being a good civic neighbor.  Directors, officers and employees are encouraged to serve on non-profit boards and in other volunteer capacities.  However, if a director, officer or employee serves in any capacity with a not-for-profit organization, such person may not represent either the Company or the organization in any transactions between them.

DUTY TO REPORT AND CONSEQUENCES

Every director, officer, and employee has a duty to adhere to this Code of business Conduct and Ethics and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures.

Employees shall report suspected violations of Company policies contained in the Policy Manual by following the reporting procedures for that specific policy in the

Policy Manual.  All other suspected violations of the Code must be reported to that party or telephone number stated in the Code, or if no specific reporting procedures are stated, to the Human Resource Manager at (432)684-0339.  The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination.  The Company forbids retaliation against employees who report violations of this Code of Business Conduct and Ethics in good faith.

SCOPE

This Code does not supersede, change or alter the existing Company policies and procedures already in place as stated in the Policy Manual and communicated to Company employees.  Certain policies referred to herein are contained in their entirety in the Policy Manual, and Company employees are instructed to refer to this Manual for a copy of those policies and required reporting procedures.  As previously indicated, the Policy manual contains information that is proprietary and confidential, and the Company hereby expressly denies waiving any right to assert claims that the contents of the Policy Manual are proprietary and/or confidential.

No Company policy can provide definitive answers to all questions.  If employees have questions regarding any of the goals, or standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, the employee should refer to the reporting requirements for that goal or standard as stated in the Code, or the reporting requirements for policies as stated in the Policy manual and contact the person or party designated.  If no resource is listed and when in doubt, ask the Human Resource Manager (432)684-0339.

Any waivers of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee to which such responsibility has been delegated, and must be publicly disclosed in a prompt manner.

Approved:  December 2, 2003